Employment Agreement

This Agreement is made as of the 1st day of January 2003 (the “Effective Date”), by and between DIVERSIFIED BIOTECH HOLDINGS CORP., a Delaware corporation located at 500 Fifth Avenue, 56th Floor, New York, New York 10110 (the “Company”), and SCOTT L. MATHIS, an individual residing at 33 Union Square West, Apt. 4F, New York, New York 10003 (“Executive”).

Recitals

1. The Company desires to secure for itself the expertise, knowledge and experience of Executive with respect to the Company’s business, in an executive capacity as set forth herein. Except where expressly provided otherwise, references herein to the “Company” shall be deemed to include the Company’s operating subsidiaries.

2. Executive is willing to work for the Company in such an executive capacity on the terms and conditions set forth in this Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the terms, covenants, conditions and agreements set forth hereinbelow, Executive and the Company agree to the following:

1. Employment.

The Company hereby employs Executive, and Executive hereby accepts employment from the Company, upon the terms and conditions provided herein (the “Agreement”).

2. Executive’s Duties.

Executive hereby agrees to serve the Company faithfully and honestly and to use his reasonable best efforts and abilities as Chief Executive Officer and Chairman of the Board of Directors of the Company and its principal operating subsidiaries. Executive shall be based in the Company’s principal executive offices which are currently located at 500 Fifth Avenue, 56th Floor, New York, New York 10110. Executive shall report to the Board of Directors of the Company (the “Board”) and his responsibilities shall include the performance of the duties customarily associated with the positions of Chief Executive Office and Chairman and such other duties of a nature commensurate with such positions as may be assigned to him from time to time by the Board.

3. Term.

The Company shall continue the employment of Executive, and Executive shall continue performing services for the Company, for an initial period of two years commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). Executive’s employment under this Agreement shall automatically be extended for consecutive one-year periods commencing on and after the second anniversary of the Effective Date, until either the Company or Executive gives the other party at least three-months’ written notice prior to the then-applicable “Expiration Date” (as defined below) of its or his desire to terminate this Agreement, unless such employment shall have been earlier terminated as hereinafter set forth. For purposes of this Agreement, (i) the terms “Employment Period” or “Term” shall mean the Initial Term and all extensions thereof, if any, as aforesaid, and (ii) the term “Expiration Date” shall mean, if the Employment Period is extended on and after the Initial Term, a date which is the anniversary of the Effective Date in any subsequent calendar year.

4. Compensation; Expenses; Benefits; Sale of Company Stock. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Employment Period as compensation for all services rendered hereunder.

(a) Base Salary. In consideration for all services rendered by Executive to the Company (including serving as a member of the Board of Directors or any committee thereof), the Company hereby agrees to pay compensation to Executive commencing as of the Effective Date, an annual base salary (“Base Salary”) at the rate of $250,000 per year to be paid in accordance with the Company’s prevailing payroll practices for its executive officers as are in effect from time to time (but in no event less frequently than monthly). With respect to each contract renewal beyond the Initial Term, Executive shall be entitled to a five per-cent (5%) increase in his Base Salary over the amount paid in the prior year.

(b) Bonus. Executive shall be eligible to receive a periodic or annual bonus (the “Bonus”) to be determined by the Board (or any duly constituted sub-committee thereof), in the exercise of its discretion, to be based on corporate profitability, stock price, or such other criteria as may be determined by the Board or sub-committee. The Bonus shall be prorated for any period of service less than a full calendar year during the calendar year in which this Agreement expires; provided, however, that if Executive’s employment is terminated by the Company (or any successor thereto) for Cause (as defined below) or Executive resigns from his employment other than for Good Reason (as defined below) before the date on which the relevant Bonus is paid, Executive shall not receive any portion of such Annual Bonus.

(c) Commissions and Investment Banking Origination Fees. Executive shall receive stock brokerage commissions and investment banking origination fees consistent with standard and customary practices employed at InvestPrivate, Inc.

(d) Reimbursement of Expenses. The Company shall reimburse Executive in accordance with the Company’s policies in effect from time to time for travel, entertainment and other expenses incurred by Executive in the performance of his duties and responsibilities hereunder. In addition, the Company shall reimburse Executive for the following expenses: (i) legal expenses incurred in connection with his past, current and future employment with any broker-dealer firm; (ii) use of home office; (iii) up to 25% of telephone cost relating to his home office; (iv) internet connection at his home office; (v) mobile phone; and (vi) up to $1,000.00 per month for a leased automobile, including insurance and parking.

(e) Executive Benefits; Vacation. During the Employment Period, Executive shall be included, to the extent eligible thereunder, in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that shall be established by the Company for, or made available to, its senior executives. Executive shall be entitled to annual paid vacation during the Employment Period consistent with standard Company practices applicable to executives.

(f) Restrictions on Sale of Company Stock. Subject to any restrictions imposed by applicable law or regulations, for the duration of this Agreement, including any extensions thereof, Executive shall not in any calendar year sell or convey actual or beneficial ownership of more than 20% of the Company common and preferred stock which he owns, except to a member of his immediate family or to any trust established for his benefit or under his primary control; provided, however, that following an IPO (as defined herein), Executive shall be entitled to sell up to 33.33% of such stock in each 12-month period commencing on the date of the IPO (subject to any lock-up arrangements imposed by the underwriters on an IPO) , and further provided that upon the occurrence of a Change of Control (as defined herein), the restriction set forth in this provision shall terminate. For purposes of calculating the maximum number of shares that Executive can sell pursuant to this provision, the number of shares owned shall not include any unexercised stock options or warrants, but shall include all shares acquired from the exercise of such options or warrants.

5. Termination of Employment. Subject to the notice and other provisions of this Section 5, the Company shall have the right to terminate Executive’s employment hereunder, and Executive shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause or Resignation Without Good Reason. If, prior to the expiration of the Term, Executive’s employment is terminated by the Company for Cause (as defined below) or if Executive resigns for any reason from his employment hereunder other than for Good Reason (as defined below), Executive shall be entitled to payment of (A) any unpaid pro rata portion of the Base Salary through and including the date of termination or resignation, (B) payment in lieu of accrued unused vacation days as described in Section 4(e) above, (C) any unreimbursed expenses under Section 4(d) above, and (D) any other benefits accrued, but unpaid, under programs described under Section 4(e) above. Except to the extent required by applicable law, Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after the date of such termination or resignation.

(b) “Cause” shall mean (A) any act or omission that constitutes a breach by Executive of any of his material obligations under the Agreement, which is not cured within thirty (30) days of written notice thereof from the Company; (B) the continued failure or refusal of Executive to perform the duties required of him as an Executive of the Company after reasonable notice and opportunity to so perform (not less than thirty (30) days); (C) any material misuse or misappropriation by Executive of property or assets of the Company, or any breach of a confidentiality agreement relating to information concerning the Company; (D) Executive’s conviction of a felony (other than minor vehicular or traffic offenses which may be considered felonies in some jurisdictions); (E) any other misconduct by Executive which is materially injurious to the financial condition or business reputation of the Company; or (F) any legal or regulatory sanctions that materially limit Executive’s ability to perform hereunder; provided, however, in the event that Executive’s duties hereunder have been materially changed without his consent, it shall not be a breach of this Agreement by Executive or otherwise constitute Cause for Executive to fail to perform such materially changed duties. Any termination of Executive by the Company for any reason or in any manner other than for “Cause” as defined above, shall be deemed to be a termination without Cause.

(c) “Good Reason” shall mean (A) any breach of this Agreement by the Company, which is not cured within thirty (30) days of written notice from Executive, (B) the assignment of Executive, without Executive’s consent, to a position, responsibilities or duties of a lesser title, position or status, or lesser degree of responsibility than Executive’s title, position, status or responsibilities specified herein, including, without limitation, a change in reporting structure, (C) the relocation of the Company’s principal executive offices outside the metropolitan New York area or any requirement by the Company that Executive be based anywhere other than the Company’s principal executive offices, without Executive’s consent; or (D) the assignment of Executive, without his consent, to undertake responsibilities or perform functions or activities, inconsistent with his obligations to the Company, or any request to perform, act or undertake responsibilities which do or could result in the violation, breach or non-compliance with any law or regulation, ethical or professional licensing standards and requirements or this Agreement.

(d) Notice and Date of Termination for Cause or Without Good Reason. Termination of Executive’s employment by the Company for Cause or by Executive for Good Reason, shall be communicated by delivery to Executive or the Company, as the case may be, of a written notice from the Company or Executive, respectively, stating that Executive has been terminated for Cause or Executive has terminated his employment for Good Reason, specifying the particulars thereof and the effective date of such termination. The date of any other resignation by Executive or termination by the Company shall be the date specified in a written notice of resignation from Executive to the Company, or in a written notice of termination from the Company to Executive, as applicable.

(e) Termination Without Cause or for Good Reason. If, prior to the expiration of the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to all payments and benefits referred to in Section 5(a) hereof. In addition, the Company shall pay or continue to provide as applicable, to Executive as severance (the “Severance Amount”) (i) an amount equal to (x) his Base Salary for the remainder of the then applicable Term plus (y) his Base Salary for six months (the time period encompassed by (x) and (y) being hereinafter referred to as the “Severance Period”), and (ii) all of the benefits or payments in respect of such benefits as set forth in Section 4(a) above for the Severance Period; provided, however, that, in no event, however, shall the Severance Period exceed one year from the date of termination. The Severance Amount shall be payable, other than for benefits which continue but for which no actual payment to Executive is required, in a cash lump sum payable to Executive at such times as they would ordinarily be paid had Executive remained employed by the Company.

(f) Death Prior to the Expiration of Severance Period. In the event of Executive’s death after a termination without Cause or for Good Reason as described in Section 5(e) above, but prior to the expiration of the Severance Period, the Severance Amount shall be paid or continue to be provided, as applicable, to Executive’s estate, for a period not to exceed six months.

(g) Notice and Date of Termination Without Cause or for Good Reason. The date of termination of employment without Cause or for Good Reason shall be the date specified in a written notice of termination to Executive or to Company, as applicable.

(h) Termination Due to Disability. In the event of Executive’s Disability (as hereinafter defined), the Company shall continue to provide his compensation and other benefits as described in Section 4 and its subsections for a period measured from the date, after using any available sick leave, that the Disability commences, and continuing until (i) the Disability ceases or (ii) until Executive’s employment hereunder is terminated, whichever is less; provided, however, that during any period of Disability the Company shall only have the right to terminate Executive’s employment, upon ten (10) days’ written notice, if, after expending any available sick leave, such Disability continues for a period of six (6) months. Notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment should terminate due to Disability that continues for more than six (6) months, Executive shall be entitled to (A) payment of his Base Salary and benefits under Section 4(a) above, for a period equal to an additional six (6) months thereafter, and (B) any unreimbursed expenses under Section 4(d) above. As used in this Agreement, the term “Disability” shall mean a physical or mental incapacity that substantially prevents Executive from performing his duties hereunder.

(i) Death. Except for any payments or obligations arising prior to the date of Executive’s death or life insurance benefits arising as a result of Executive’s death, no salary or benefits shall be provided or continued under this Agreement following the date of Executive’s death. In the event of Executive’s death, any Base Salary earned by Executive up to the date of death and unpaid and any vacation accrued up to the date of death shall be paid to Executive’s beneficiary within thirty (30) days of Executive’s death, as well as any unreimbursed expenses under Section 4(d) above.

6. Effect of Change of Control

(a) New Term of Employment. Notwithstanding anything to the contrary in this Agreement, upon a Change of Control (as defined in Section 6(d) below), the Company (or its successor) shall continue the employment of Executive, and Executive shall continue performing services for the Company, for a period of one year commencing on the date of the Change of Control (the “New Employment Period”).

(b) Acceleration of Options. Notwithstanding anything to the contrary in any of the applicable option agreements, upon a Change of Control, all outstanding stock options granted by the Company or any of its affiliates to Executive shall become fully vested and immediately exercisable on the date of the Change of Control, unless the Board of Directors in office prior to the announcement of the potential Change of Control determines otherwise, in which case such options shall be accorded no less favorable treatment than is generally accorded to other Company employees.

(c) Right of Termination. Notwithstanding anything to the contrary in this Agreement, during a thirty (30) day period commencing on the first anniversary of the date of the Change of Control, Executive shall have the right to resign from his employment with the Company (or its successor) for any reason and receive an amount equal to one (1) times the amount of his annual Base Salary, as is then in effect. All payments made under this Section 6(c) shall be made by the Company (or its successor) in a lump-sum amount no later than thirty (30) days after the date of Executive’s termination of employment.

(d) Definition of Change of Control.

“Change of Control” shall mean:

(a)          on or prior to an initial public offering via registered sale pursuant to the Securities Act of 1933, as amended, of the Company’s common stock (“IPO”),

(i)          the merger of the Company with or into another corporation as a result of which Executive shall own less than 25% of the outstanding common stock (on a fully diluted basis, assuming exercise of all options and warrants, whether or not then exercisable) of the surviving company (or parent thereof);

(ii)         the sale of all or substantially all of the assets of the Company to an entity not controlled by Executive; or

(iii)        the sale (in a single transaction or series of related transactions, provided that Mathis is not a party directly or indirectly in any such transaction(s)) of shares of capital stock of the Company to any person or entity as a result of which Executive shall own less than 25% of the outstanding Common Stock (on a fully diluted basis, assuming exercise of all options and warrants, whether or not then exercisable); provided, however, that an IPO shall not constitute a Change of Control; and

(b)          following an IPO,

(i)          when a “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of either (1) the Company’s then outstanding Common Stock or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; provided further, however, that there shall not be a Change of Control under this provision if Executive continues to be the beneficial owner of 20% or more of the class of the Company’s securities the acquisition of which would have otherwise constituted a Change of Control;

(ii)          when, during any period of 12 consecutive months during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”), cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(iii)          when the stockholders of the Company approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the Company Incumbent Directors;

(iv)          the consummation of a reorganization, merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 60% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such reorganization, merger or consolidation is owned by persons who were not stockholders of the Company immediately prior to such reorganization, merger, consolidation; or

(v)          the sale or other disposition of all or substantially all of the assets of the Company.

7. Covenant Not To Compete; Confidential Information.

(a) During the Employment Period, Executive shall not work for, provide services to, or receive compensation in any form from any firm (excluding all subsidiaries and affiliates of the Company) that is engaged as a broker-dealer, investment banker, in any other financial capacity or business, or in any way engaged in business that competes with one or more of the Company’s principal businesses.

(b) Executive agrees to receive Confidential Information (as hereinafter defined) of the Company in confidence, and not to disclose to others, assist others in the application of, or use for his own gain or that of another, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of Executive or such others by legal and equitable means or is required to be disclosed by law or judicial or administrative order. Executive further agrees that, upon termination of his employment with the Company, he will return to the Company all documents, records and notebooks containing Confidential Information and similar repositories of Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others. For purposes of this section, Confidential Information shall mean information disclosed to Executive or known by Executive as a consequence of or through his employment by the Company, not generally known in the industry in which the Company is or may become engaged, about the Company’s business, products, processes and services and, in each case, which the Company treats as confidential or proprietary. Executive’s obligations under this section shall survive any termination or expiration of this Agreement and Executive’s employment hereunder, until two years after such termination or expiration.

8. Ownership of Work Product; Executive’s Right to Solicit.

(a) Executive hereby agrees that, in the event his employment hereunder is terminated for any reason, any and all investment banking transactions (defined as fee-based services relating to mergers, acquisitions, public and private debt and equity financings, and similar types of transactions), confidential data, and other proprietary information (collectively “Work Product”) that originates or originated with the Company which Executive learns of or comes into possession of during his employment with the Company shall be and is the sole and exclusive property of the Company. Executive further agrees that he shall not use, or attempt to use or otherwise exploit, any Work Product that originates or originated with the Company, and that whenever requested to do so by the Company, at its expense, shall execute and sign any and all instruments and do all other reasonable things which the Company in its reasonable judgment may deem necessary or appropriate in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product that originates or originated with the Company. Notwithstanding the foregoing, any Work Product that originates or originated with Executive shall be and is the sole and exclusive property and possession of Executive. The Company hereby agrees that in the event Executive’s employment hereunder is terminated for any reason, the Company shall not use, or attempt to use or otherwise exploit any Work Product that originates or originated with Executive, and that whenever requested to do so by the Executive, at its expense, shall execute and sign any and all instruments and do all other reasonable things which the Executive in its reasonable judgment may deem necessary or appropriate in order to assign, transfer, convey or otherwise make available to the Executive the sole and exclusive right, title and interest in and to any Work Product that originates or originated with Executive. To the extent the value of any Work Product that Executive elects to use or exploit following termination is enhanced by the efforts of the Company or any of its employees other than Executive, Executive shall compensate the Company for the fair market value of such enhancement.

(b) Executive agrees that, in the event Executive’s employment with the Company terminates for any reason, Executive will not solicit or cause the solicitation of, for a period of one year from the date of termination, any of the brokerage or investment banking clients or prospective clients of the Company who Executive served or whose names became known to Executive while in the employ of the Company; provided however, Executive shall be permitted to solicit those brokerage or investment banking clients known to Executive prior to joining the Company.

(c) Executive shall not, for a one year period following any such termination, be permitted to solicit, induce, or attempt to persuade any employees or consultants of the Company, who at the time of such termination (or within ninety days prior thereto) were employed by, on provided consulting services to, the Company, to terminate their relationship with the Company and work with Executive elsewhere.

9. Rights and Remedies Upon Breach.

(a) Executive acknowledges and agrees that a violation of any of the restrictive covenants contained in this Agreement shall cause irreparable harm to the Company and the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages. If Executive breaches any of the provisions of Paragraphs 7 and 8 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court or arbitration panel of competent jurisdiction including, without limitation, the right to entry against Executive of restraining orders and injunctions, preliminary, mandatory, temporary and permanent, without proof of special damages, against actual violations, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) The right and remedy to require Executive to account for and pay over to the Company all compensation or profits derived or received by Executive in connection with any transactions constituting a breach of the Restrictive Covenants.

(b) Subject to the provisions pertaining to arbitrability of disputes, nothing contained in this Agreement shall limit the rights and remedies, at law or in equity, of the Company or Executive in the event of a breach by any party of any of its or his obligations pursuant to this Agreement.

10. Indemnification; Insurance.

(a) In serving as an officer and director of the Company, and thereafter, Executive shall be entitled to rely upon the rights to indemnification provided in Article X of the Company’s By-Laws, a copy of which has been provided to Executive. During the term of this Agreement, and for any subsequent period in which Executive shall continue to be entitled to indemnification as therein provided, and the Company shall not make any change in this Article X that would adversely affect Executive’s rights thereunder. Notwithstanding the foregoing, the Company shall, in any event, indemnify Executive to the fullest extent permitted by law. Moreover, Executive shall also be entitled to coverage under the Company’s directors and officers insurance policy (which the Company agrees to maintain throughout the Employment Period).

(b) Should the Company determine to obtain a life insurance policy for Executive in which the Company would be beneficiary, Executive shall take all steps reasonably required to obtain such policy.

11. Miscellaneous Provisions.

(a) Entire Agreement, Etc. This Agreement contains all of the representations, warranties, and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded. This Agreement may not be amended, modified, waived, discharged, or terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change, waiver, discharge, or termination is sought.

(b) Governing Law; Dispute Resolution Provision. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws. Any dispute arising from this Agreement shall be heard before a duly constituted panel of arbitrators before NASD Regulation Inc.’s Office of Dispute Resolution or other mutually agreeable entity that provides comparable arbitration facilities. Such arbitration shall be convened in New York, New York. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. Notwithstanding the foregoing, any action that seeks injunctive relief pertaining to alleged violations of Sections 7 and 8 hereunder may be brought in any state or federal court sitting in New York, New York that would have otherwise have subject matter jurisdiction over such a dispute.

(c) Attorneys’ Fees; Expenses. In the event of any dispute or litigation arising out of, relating to or in connection with this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs, to be paid by the losing party. With respect to the execution and delivery of this Agreement, each party shall bear its own expenses except that the Company shall reimburse Executive for his actual out-of-pocket legal expenses in an amount not to exceed $5,000.

(d) Assignment. This Agreement shall inure to the benefit of and be binding on the successors, assigns, heirs and legal representatives, as the case may be, of each of the parties hereto. Except as expressly provided herein, no assignment of this Agreement or any rights hereunder shall be effective without the written consent of the remaining parties hereto.

(e) Designations and Notices. Any notices or other communications required or permitted hereunder, except as may otherwise be provided in this Agreement, will be deemed given five business days after such notice is mailed by certified mail, return receipt requested, postage prepaid, addressed to each party as set forth on the first page hereof, or to such other address as any party shall designate by notice duly given hereunder.

(f) Survival of Representations and Warranties. The representations and warranties of the parties herein shall survive the execution of this Agreement.

(g) Further Assurances. Each of the parties hereto agrees to execute such instruments and take such further action, if any, as may be reasonably requested by any other party hereto in order to assure such requesting party of the rights and benefits intended by this Agreement, it being understood that the expense of any such action shall be borne by the party requesting the same.

(h) Non-Waiver. The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

(i) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In lieu of such illegal, invalid, or unenforceable provision, any court or duly constituted arbitration panel shall be empowered to substitute as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provisions as may be legal, valid and enforceable.

(j) Construction. The provisions of this Agreement shall be deemed prepared jointly by the parties hereto with the intent that no provision hereof is to be strictly construed against any party by reason of the preparation or negotiation of this Agreement.

(k) Headings. The headings of the various sections and paragraphs of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts and in duplicate originals, each of which will be considered one and the same agreement. Machine-duplicated and/or facsimile copies of the Agreement, disclosing affixed signatures to other copies, may be relied upon as prima facie evidence of the fact of counterpart execution. If executed in duplicate, each duplicate copy shall be as valid as an original copy. No distinction shall be made between an originally typed document and machine-copies and/or facsimile documents, provided that the copies disclose the signatures of the parties.

IN WITNESS WHEREOF, the parties hereto have set their signatures as of the date first above written.

DIVERSIFIED BIOTECH HOLDINGS CORP.

By:	/s/ Ronald Robbins
Ronald Robbins
Executive Vice President

/s/ Scott L. Mathis
SCOTT L. MATHIS

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